Exhibit 99.B(p)(8)

Code of Ethics

Revised

Goal

The goal of Lee Munder Capital Group’s (“LMCG”) Code of Ethics and the Firm’s policies, procedures and organizational structure is to establish standards and corresponding processes that put the interests of LMCG’s clients first, ensure that no client or account is favored over another; identify and disclose conflicts of interest as it relates to personal interests of individuals in the firm and or competing interests of clients that could occur as the result of relationship size or fee structure.

Firm

LMCG (as the “Firm”) has an affirmative duty of care, loyalty, honesty and good faith to act in the best interest of its clients.  Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.

The Firm has an obligation to put in place an infrastructure supporting fiduciary responsibility provided for in all client investment management agreements and applicable law.

The Firm has the responsibility to supervise employees of LMCG (as “Supervised Persons”) and communicate the expectation that Supervised Person’s are required to conform as appropriate to applicable securities laws; diligently comply with existing LMCG policies and procedures; and embrace the affirmative duty of care, loyalty, honesty and good faith; to act in the best interest of their clients by avoiding conflicts of interest and by fully disclosing all material facts concerning any conflict that arises with respect to any client.

Recognizing these obligations, LMCG has established infrastructure designed to ensure conformance with fiduciary principles throughout all aspects of the operations of the Firm. The infrastructure consists of policies, organizational structure and procedures resulting in processes that are designed to support the Firm’s investment management services provided to clients.

The investment management service is delivered with support from trading-operations, portfolio- accounting operations, client service, compliance, and marketing. Each support function has corresponding organizational structure, procedures and controls to assure consistency and quality service.

Oversight committees and the compliance office support the Management Committee’s fiduciary obligation to supervise the Firm. Supervised Persons participate in Investment/Product Review and Peer Review Committees evaluating portfolio management process by strategy and account.  The Trade Oversight and Soft Dollar Committee meets regularly to oversee the trading, broker selection and commission usage.  Supervised persons participate in the Fair Value Committee that meets as needed to ensure portfolios are valued properly.  The Risk Management and Compliance Committee meets regularly to review and approve existing processes in the context of the operational requirements and risk control.  The Executive Committee will meet as needed to provide oversight for the LMCG’s human resource issues and personal trading.

The infrastructure provides a framework and logistical support for LMCG’s duty to clients and ensures that Supervised Persons have context and are aware of all the obligations participation in the industry require; including the need to comply with applicable securities laws, the policies and procedures of LMCG and this Code of Ethics as a condition of continued employment.

Supervised Persons

Supervised Persons need to be familiar with all the processes related to their function and embrace the intent and the spirit conveyed in the LMCG’s policies and the corresponding culture of fiduciary obligation and client service.

Additionally, Supervised Persons need to be familiar with and comply with the following standards and referenced policies:

Confidentiality

LMCG will keep all information about Clients (including former clients) in the strictest confidence, including the client’s identity (unless the Client consents), the Clients financial circumstances, the Client’s security holdings and advice furnished by the firm.

Insider Trading

Supervised Persons need to become familiar with what constitutes Inside Information and are prohibited from trading, either personally or on behalf of others, while in possession of Material Non-Public Information (Inside Information).

See the separate Insider Trading Policy and Procedures for detailed expectations and process.

Personal Trading by Access Persons and Investment Personnel

LMCG prohibits Supervised Persons designated as Access Persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including purchasing and selling such securities.

See the separate Employee Trading Policy and Procedures for detailed expectations related to personal trading.

Political and charitable contributions

LMCG prohibits Supervised Person’s from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities.

Service with Other Organizations

LMCG discourages Supervised persons from engaging in outside business or investment activities that may interfere with their duties within the Firm.

Each Supervised Person must report, upon commencement of employment and annually thereafter, affiliations and relationships with outside entities, both public and private.

Fiduciary Appointments: Supervised Persons need to receive approval from the Executive Committee before accepting an executorship, trusteeship, or power of attorney, other than with respect to a family member.

Restricted Securities: In connection with the review of potential conflicts of interest by Supervised Persons or their outside business contacts, LMCG shall maintain a listing of securities restricted as to purchase.  This listing shall contain all entities related to Supervised Persons.  Any additional entity by which a Supervised Persons has a material business relationship shall also be restricted, unless so waived by the CCO in writing.

Annual Disclosure related to Service with other Organizations: Access Persons (including Investment Personnel) shall be required to submit an Annual Disclosure Doc form annually disclosing such relationships, if any. The Executive Committee shall approve of the commitment prior to a Supervised Person accepting any appointment or employment.  Authorization shall be made in writing and maintained in the Supervised Person’s personnel file.

Recommendations may be contingent upon disclosure: Investment personnel are prohibited from recommending, implementing or considering any security transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates to the CCO.

Solicitation of Gifts or Entertainment

Supervised persons shall not solicit gifts or entertainment of any value for themselves or the firm.

Receipt of Gifts: From time to time, outside service providers or vendors may offer Supervised Persons gifts or other tokens intended to show appreciation or further the relationship of the vendor with LMCG.   Gifts in excess of $100 per year may not be accepted, and in no event may a Supervised Persons accept a cash gift.

Entertainment: Supervised Persons may accept under limited circumstances opportunities to attend events (sporting, theater, dinner) offered by vendors.

These opportunities should only be accepted in the event that the vendor is also attending the event and the event is designed to improve the business relationship.

Supervised Persons should review with their manager attendance at these events. Frequent attendance of events with the same vendor should be avoided.

This policy is not intended to discourage the necessary occasions where a vendor may pay for a meal or the periodic sporting event in order to provide a time or location for

more detailed discussions or promote relationships.   However, Supervised Persons should be mindful of the number of events and the amount of time attending such events.

Training

Supervised Persons are required to attend annual compliance training.

This Code of Ethics will be reviewed at annual compliance training sessions conducted for the benefit of all Supervised Persons.